OPINION OF COUNSEL

Re: Rule 24f-2  Notice for The  Travelers  Timed Short-Term
Bond Account for Variable Annuities; File No. 33-13051

	With regard to the Rule 24f-2 Notice filed by The Travelers Timed Short-Term Bond Account for Variable Annuities covering individual and group variable annuity contracts, I have examined such documents and such law as I have considered necessary and appropriate, and on the basis of such examination, it is my opinion that:

	1.The Travelers Insurance Company is duly organized and existing under the laws of the State of Connecticut and has been duly authorized to do business and to issue variable annuity contracts by the Insurance Commissioner of the State of Connecticut.

	2.The Travelers Timed Short-Term Bond Account for Variable Annuities is a duly authorized and validly existing separate account established pursuant to
	Section 38a-433   of the Connecticut General Statutes.

	3. The variable annuity contracts issued are valid, legal and binding obligations of The
	Travelers Insurance Company; the securities are legally issued, fully paid and nonassessable.

	4.Assets  of  The  Travelers Timed Short-Term Bond
	Account for Variable Annuities are not chargeable with liabilities arising out of any other business which The Travelers Insurance Company may conduct.

/s/ Kathleen A. McGah
------------------------------------------
Counsel and Secretary
The Travelers Insurance Company

Dated: February 25, 1998